Exhibit 99.1

FORM OF

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”), is made and entered as of the      day of             , 2019 (the “Execution Date”) by and between Allegheny Technologies Incorporated, a Delaware corporation (hereinafter referred to as the “Company”), and                     (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Change in Control Severance Agreement dated                     (the “Original Agreement”);

WHEREAS, the Company desires to implement certain changes to the Original Agreement, and the parties agree to supersede and replace the Original Agreement in its entirety as set forth herein, and the Executive waives the remaining term of the Original Agreement and any rights and benefits thereunder;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company’s entering into this Agreement providing for certain severance protection for the Executive following or in anticipation of a Change in Control (as hereinafter defined); and

WHEREAS, the Board believes that, should the possibility of a Change in Control arise, it is imperative that the Company be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of Executive’s advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for good and valuable consideration and the mutual covenants set forth herein, the Company and the Executive, intending to be legally bound, agree as follows:

Article I

Definitions

1.1    Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below when the initial letter of the word or abbreviation is capitalized:

(a)    “Accrued Obligations” means, as of the Effective Date of Termination, the sum of (i) the Executive’s unpaid Base Salary through and including the Effective Date of Termination, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued to the Executive as of the Effective Date of Termination under the terms of any such arrangement and not then paid, including, but not limited to, APP accrued but not paid for a year ending prior to the year in which occurs the Effective Date of

Termination, (iii) unused and accrued vacation time monetized at the then rate of Base Salary, (iv) unpaid expense reimbursements or other cash entitlements and (v) amounts vested and unpaid, including but not limited to, amounts vested and unpaid under any qualified, non-qualified or supplemental employee benefit plan, payroll practice, policy or perquisite, excluding such amounts for which payment is otherwise expressly provided under Article II of this Agreement.

(b)    “Affiliate” means any entity controlled by, controlling or under common control with the Company.

(c)    “APP” means the Company’s Annual Performance Plan as it exists on the date hereof and as it may be amended, supplemented or modified from time to time or any successor annual bonus plan.

(d)    “Base Compensation” shall mean the sum of (i) the highest annual rate of base salary of the Executive as in effect within two years prior to either (A) the Effective Date of the Termination or (B) the date of the Change in Control and (ii) the greater of (A) the amount that would be paid under the APP for target performance in the calendar year that a Change in Control occurs or (B) the actual APP payment for the calendar year immediately preceding the year in which the Change in Control occurs.

(e)    “Base Salary” shall mean the rate of base salary of the Executive immediately prior to the Effective Date of the Termination without regard to any reduction constituting Good Reason, as defined herein.

(f)    “Beneficiary” shall mean the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 herein.

(g)    “Board” shall mean the Board of Directors of the Company or, if the Company is not the ultimate parent corporation of the Affiliates and is not publicly-traded, the board of directors of the ultimate parent of the Company.

(h)    For purposes hereof, the term “Cause” shall mean (i) the Executive’s conviction of or plea of guilty or nolo contendere to a charge of commission of a felony, (ii) breach of a fiduciary duty owed to the Company involving personal profit to the Executive, (iii) the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company, or (iv) intentional continued failure to perform stated duties reasonably associated with the Executive’s position; provided, however, an intentional continued failure to perform stated duties shall not constitute Cause unless and until the Board in the case of the Chief Executive Officer of the Company (the “CEO”) or the CEO in all other cases provides the Executive with written notice setting forth the specific duties that, in the view of the Board (or the CEO, as applicable), the Executive has failed to perform and the Executive is provided a period of thirty (30) days to cure such specific failure(s) to the reasonable satisfaction of the Board.

For purposes of this Section 1.l(h), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the

Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, (B) [the instructions of the CEO of the Company or a senior officer of the Company]1 or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. [CEO Agreement only: The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good-faith opinion of the Board, the Executive is guilty of the conduct described in subsections (ii), (iii) or (iv), and specifying the particulars thereof in detail.]

(i)    For purposes of this Agreement, a “Change in Control” shall mean the happening of any of the following events:

(i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 1.1(i); or

(ii)    A change in the composition of the Board such that the individuals who, as of the Execution Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 1.1(i), any individual who becomes a member of the Board subsequent to the Execution Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

[1]	Note to Draft: Modify as appropriate.

(iii)    The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(j)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)    “Disability” means (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(l)    “Effective Date of Termination” shall mean the date on which a Separation from Service of the Executive’s employment occurs in a circumstance in which Section 2.1 provides for Severance Benefits (as defined in Section 2.1). For purposes of this Agreement, (a) the terms “termination” and “termination of employment” when used in the context of a condition to payment hereunder shall be interpreted to mean a Separation from Service.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(n)    “409A Change in Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code that also constitutes a Change in Control.

(o)    “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(1)    (i) a material diminution of the Executive’s position, authorities, duties, responsibilities or status (including offices, titles, or reporting relationships) as an employee of the Company (or those of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or other employee rather than directly to the Board), in each case, from those in effect as of immediately prior to the Change in Control, or (ii) the assignment to the Executive of duties or responsibilities inconsistent with his or her position as of immediately prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)    the Company’s requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent consistent in all material respects with the Executive’s business travel obligations as of immediately prior to the Change in Control;

(3)    (i) a reduction in the Executive’s annual base salary, (ii) a material reduction in the Executive’s target annual incentive opportunity or (iii) a material reduction in the other compensation and benefits provided or made available to the Executive from the Company, in each case, from those in effect immediately prior to the Change in Control or, if greater, following the Change in Control;

(4)    a material breach of this Agreement, including the failure of the Company to obtain an unqualified agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 5 or 6 herein;

(5)    a material diminution in the budget over which the Executive retains authority relative to such budget immediately prior to the Change in Control; or

(6)    any purported attempt by the Company to terminate the Executive’s employment other than for Cause or by reason of Disability occurring after an event constituting Good Reason.

The Executive’s mental or physical incapacity following the occurrence of an event described above shall not affect the Executive’s ability to terminate employment for Good Reason, and the Executive’s death following delivery of a notice of termination for Good Reason shall not affect the Executive’s estate’s entitlement to benefits provided upon a termination of employment for Good Reason.

To invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described above within ninety (90) days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company or its Affiliate shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company or the Affiliate fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s Termination of Service must occur, if at all, within thirty (30) days following such Cure Period.

(p)    “Payment Date” shall be as described in Section 7.10.

(q)    For the purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if:

(i)    a Person commences a Tender Offer (with adequate financing) for securities representing at least 20% of the Outstanding Company Voting Securities or announces or otherwise makes known a bona fide intent to commence such a tender offer, excepting any offers that, if completed, would result in an acquisition not constituting a Change in Control;

(ii)    the Company enters into an agreement the consummation of which would constitute a Change in Control;

(iii)    there is commenced a solicitation of proxies for the election of directors of the Company by anyone other than the Company which solicitation, if successful, would effect a Change in Control; or

(iv)    any other event occurs which is deemed to be a Potential Change in Control by the Board in its reasonable determination after a consideration of relevant facts and circumstances.

(r)    “Separation from Service” means the cessation of employment of the Executive or the cessation of an independent contractor relationship between the Company and the Executive in accordance with the definition of “separation from service” defined in Treasury Regulation 1.409A-1(h) or the Executive’s death, or Disability. Pursuant to Treasury Regulation 1.409A-1(h), a Separation from Service shall occur on the date the Company and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Executive has been providing services to the Company for less than thirty-six (36) months).

(s)    “Severance Compensation” means [one]2 times Base Compensation (as defined in Section 1.1(d) above).

(t)    “Tender Offer” shall mean a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any subsidiary), whether or not such offer is approved or opposed by the Board.

Article II

Severance Benefits

2.1    Right to Severance Benefits. The Executive shall be entitled to receive from the Company severance benefits described in Section 2.2 below (collectively, the “Severance Benefits”) if a Change in Control shall occur and within twenty-four (24) months after the Change in Control either of the following shall occur:

(a)    an involuntary Separation from Service of the Executive’s employment with the Company by action taken by the Company without Cause; or

(b)    a voluntary Separation from Service of the Executive’s employment with the Company by the Executive for Good Reason. For purposes of this Subsection 2.1(b), the voluntary Separation from Service by the Executive for Good Reason is intended to be treated as described in Treas. Reg. 1.409A-1(n)(2),

Notwithstanding the foregoing or anything in this Agreement to the contrary, if (i) the Executive’s employment is terminated by the Company without Cause (as defined in Section 1.1(h)) after the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control and (ii) a 409A Change in Control occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining the Executive’s rights under this Agreement, to have remained employed through the date of the Change in Control and to have been terminated by the Company without Cause immediately following the Change in Control; provided, however, any Severance Benefits shall be reduced by any Severance Benefit or separation pay otherwise payable to the Executive, whether payable under a Company employee benefit plan, employment agreement and/or offer letter between the Executive and the Company or otherwise (which payments shall be made under and pursuant to the terms of the relevant plan or agreement).

[2]	Ranges from 1x to 2.99x depending upon Executive

2.2    Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Section 2.1, the Company shall provide the Executive with total Severance Benefits as follows (but subject to Sections 2.5 and 2.6):

(a)    The Executive shall receive a single lump sum cash Severance Compensation payment on the Payment Date following the Effective Date of Termination.

(b)    The Executive shall receive the Accrued Obligations paid in accordance with the terms of any applicable plan, program or arrangement, provided that any earned and unpaid Base Salary shall be paid in cash in a single lump sum within thirty (30) days (or at such earlier date required by law), following the Effective Date of Termination.

(c)    Within thirty (30) days of the Effective Date of Termination, the Executive shall receive as APP for the year in which the termination occurs a lump sum cash payment equal to the greater of (i) APP determined based on the Executive’s target bonus percentage for that annual period or (ii) the amount that would have been earned for the annual period if actual performance for the calendar year up to and including the date of the Change in Control were annualized or projected, as the case may be, and measured against the applicable Executive’s APP performance goals, whether financial, operational or other, for the calendar year, multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

(d)    Unless the Executive is receiving substantially similar benefits from a subsequent employer, on the Payment Date the Company shall pay the Executive a single cash payment equal to (i) [thirty-six (36)] times the excess of (A) the amount that the Executive is required to pay monthly to maintain continued coverage for the Executive and, if applicable, the Executive’s eligible dependents under the Company’s group health plan(s) in accordance with the provision of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), over (B) the amount that the Executive would have paid monthly to participate in the Company’s group health plans(s) had the Executive continued to be an employee of the Company, and (ii) [thirty-six (36)] times the excess of (A) the Company’s monthly cost of providing life and disability benefits for Executive pursuant to the plans under which the Executive and/or the Executive’s family was eligible to receive benefits and/or coverage over (B) the amount that the Executive would have paid monthly to participate in the Company’s life and disability benefit plans had the Executive continued to be an employee of the Company, in each case determined as of the date of the Change in Control.

(e)    On or after the Payment Date, the Executive shall be entitled to reimbursement for actual payments made for professional outplacement services or job search not to exceed $[15,000]3 in the aggregate. The reimbursements of the expenses for outplacement

[3]	Will vary depending upon Executive/level of benefits provided services are intended to constitute reimbursements for “reasonable outplacement expenses” within the meaning of Section 409A of the Code. In order to be reimbursed pursuant to this Section 2.2(e), the expenses for outplacement services must be incurred no later than the end of the second taxable year of Executive following Executive’s taxable year in which the Effective Date of Termination occurred and no such reimbursements will be made beyond the third taxable year of Executive following Executive’s taxable year in which the Effective Date of Termination occurred.

(f)    In determining the Executive’s pension benefit following entitlement to a Severance Benefit, (i) the Executive shall be entitled to receive the full accrued benefit under the Pension Equalization / Benefits Restoration Plan (the “PE/BR Plan”) in effect as of the date of the Change in Control, based on actual service rendered through the Effective Date of Termination plus the service under this Section 2.2(f), without any actuarial reduction for early payment, and (ii) the Executive shall be credited with years of service for all purposes under the PE/BR Plan (and to the extent applicable for purposes of calculation of benefits under the PE/BR Plan, any underlying plan on which benefits under the PE/BR Plan, are based) equal to the number used to multiply Base Compensation in Section 1.1(s).    [To be included only in agreements with those Executives who participate in the Pension Equalization / Benefit Restoration Plan.]

2.3    Termination for any Other Reason. If the Executive’s employment with the Company is terminated under any circumstances other than those set forth in Section 2.1, including without limitation by reason of retirement, death, Disability, discharge for Cause or resignation without Good Reason, or any termination, for any reason, that occurs prior to a Change in Control (other than as provided in Section 2.1) or after twenty-four (24) months following a Change in Control, the Executive shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement. In such event Executive’s benefits, if any, in respect of such termination shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable plans, programs, policies and practices then in effect.

2.4    Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.5    Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, local, or other taxes that are legally required to be withheld.

2.6    Limit on Payments by the Company.

(a)    No Gross Up Payment. In no event shall the Company pay to, advance on behalf of or reimburse the Executive for the amount of any excise tax imposed under Section 4999 of the Code (the “Excise Tax”) or penalties or interest on any Excise Tax with respect to payments made under this Agreement or, to the extent required to be aggregated under Section 280G of the Code, the aggregate of all economic benefits, payments and distributions required to be aggregated as contingent upon a Change in Control.

(b)    Limit on Payments. Notwithstanding anything in this Agreement or any other compensation program or arrangement sponsored by the Company to the contrary, in the event it shall be determined that the aggregate of the economic benefits, payments or distributions by the Company to or for the benefit of the Executive required to be aggregated under Section 280G of the Code as contingent upon a Change in Control would cause some portion of the aggregate of such economic benefits, payments or distributions to be subject to the Excise Tax, the Company shall notify the Executive of the aggregate present value of all termination benefits to which the Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Effective Date of Termination, together with the projected maximum payments, determined as of such projected Effective Date of Termination, that could be paid without the Executive being subject to the Excise Tax.

(i)

        Imposition of Payment Cap. If (A) the aggregate value of the Severance Benefits, Accrued Obligations, continuation of benefits and other amounts to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company (collectively, the “Covered Payments”) exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (B) the Executive would receive a greater net-after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this Section 2.6(b)(i), then such amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that the Executive receives reduced payments and benefits pursuant to the previous sentence, the order in which they shall be reduced is the following: (i) cash payments for outplacement services under Section 2.2(e); (ii) cash payments under Section 2.2(a) that do not constitute deferred compensation within the meaning of Section 409A of the Code; (iii) cash payments under Section 2.2(d); and (iv) cash payments under Section 2.2(a) that do constitute deferred compensation, in each case, beginning with the payment or benefits that are to be paid or provided the farthest in time from the Effective Date of Termination; in each case only to the extent that such reduction would eliminate or reduce the Excise Tax.

(ii)	Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(A)

such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a nationally recognized certified public accounting firm or other professional organization recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and

(B)	the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(C)

To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the accounting firm or other professional organization shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(D)	All reasonable fees and expenses of the accounting firm or other professional organizations shall be borne solely by the Company.

(iii)

For purposes of determining whether the Executive would receive a greater net-after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 2.6(b)(i), the Executive shall be deemed to pay:

(A)	Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

(B)

any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

provided, however, that the Executive may request that such determination be made based on the Executive’s individual tax circumstances, which shall govern such determination so long as the Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

(iv)

If the Executive receives reduced payments and benefits, under this Section 2.6(b) (or this Section 2.6(b) is determined not to be applicable to the Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to the Executive or for the Executive’s benefit are in an amount that would result in the Executive’s being subject to an Excise Tax, then the Executive shall have an obligation to repay to the Company on the fifth day following the Final Determination the amount equal to such excess parachute payments, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If this Section 2.6(b) is not applied to reduce the Executive’s entitlements because the Accountants determine that the Executive would not receive a greater net-after-tax benefit by applying this Section 2.6(b) and it is established pursuant to a Final Determination that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the Executive would have received a greater net after tax benefit by subjecting the Executive’s payments and benefits hereunder to the Payment Cap, the Executive shall have an obligation to repay to the Company on the fifth day following the Final Determination the aggregate “parachute payments” paid to the Executive or for the Executive’s benefit in excess of the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this Section 2.6(b) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap on the fifth day following the Final Determination, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

Article III

The Company’s Payment Obligation

3.1    Payment Obligations Absolute. Except as otherwise provided in Section 2.2(d) or Section 2.6(b), the Company’s obligation to make the payments and the arrangements provided for in this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or any other party. All amounts payable by the Company under this Agreement shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

3.2    Contractual Rights to Payments and Benefits. This Agreement establishes and vests in the Executive a contractual right to the payments and benefits to which the Executive is entitled hereunder. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.2(d).

Article IV

Enforcement and Legal Remedies

4.1    Consent to Jurisdiction. Each of the parties hereto irrevocably consents to personal jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Western District of Pennsylvania or any Pennsylvania state court of competent jurisdiction. The parties also consent to venue in the above forums and to the convenience of the above forums. Any suit brought to enforce the provisions of this Agreement must be brought in the aforementioned forums.

4.2    Cost of Enforcement. In the event that it shall be necessary or desirable for the Executive to retain legal counsel in connection with the enforcement of any or all of Executive’s rights to Severance Benefits under Section 2.2 of this Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company, as applicable, shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive’s reasonable attorneys’ fees, costs and expenses in connection with the enforcement of Executive’s rights incurred for the period beginning upon the Effective Date of Termination and ending upon Executive’s death. Such legal fees shall be reimbursed or paid on a monthly basis, payable on the first of each month commencing on the Payment Date, and all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Executive shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit.

Article V

Binding Effect; Successors

The rights of the parties hereunder shall inure to the benefit of their respective successors, assigns, nominees, or other legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of the assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement.

Article VI

Term of Agreement

The term of this Agreement shall commence on the Execution Date and shall continue in effect for three (3) full years (the “Term”) unless further extended as provided in this Article. The Term of this Agreement shall be automatically and without action by either party extended for one additional calendar month on the last business day of each calendar month so that at any given time there are no fewer than thirty-five (35) nor more than thirty-six (36) months remaining unless one party gives written notice to the other that it no longer wishes to extend the Term of this Agreement, after which written notice, the Term shall not be further extended except as may be provided in the following sentence. However, in the event a Change in Control occurs during the Term, this Agreement will remain in effect for the longer of: (i) thirty-six (36) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to the Executive or other party entitled thereto. Notwithstanding anything to the contrary in this

Agreement or elsewhere, in the event that the Executive has waived the provisions of another severance or change in control agreement or arrangement, including without limitation the Original Agreement, to enter into this Agreement and this Agreement is later determined to be a “substitution” (within the meaning of Section 409A of the Code) for the benefits under such prior agreement or arrangement, then any payment or benefit under this Agreement that such Executive becomes entitled to receive during the remainder of the waived term of such prior agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such prior agreement or arrangement.

Article VII

Miscellaneous

7.1    Employment Status. Neither this Agreement nor any provision hereof shall be deemed to create or confer upon the Executive any right to be retained in the employ of the Company or any subsidiary or other Affiliate thereof.

7.2    Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of Directors of the Company. The Executive may make or change such designation at any time.

7.3    Entire Agreement and Covenants. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes and replaces in its entirety the Original Agreement and all and any prior agreement that relates to payments from the Company to the Executive in the event of a termination of employment related to a Change in Control. The Executive is not entitled to any severance benefits payable under any severance plan, program, or policy of the Company in circumstances under which benefits are payable under this Agreement. For and in consideration of the severance arrangements and benefits to be provided by the Company hereunder and as set forth herein, the Executive acknowledges and confirms the continued enforceability of all post-termination covenants applicable to the Executive, including without limitation the non-competition and non-solicitation covenants contained within Executive’s long-term equity incentive awards, the remedies for which are in addition to any other rights and remedies the Company may have at law or in equity. The Company may withhold amounts otherwise payable to the Executive under this Agreement upon a violation of the provisions of such covenants.

7.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

7.5    Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental

United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

(a)    If to the Company:

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, PA 15222-5479

Attn: Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

(b)    If to Executive, to the Executive’s address set forth at the end of this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.6    Execution in Counterparts. The parties hereto in counterparts may execute this Agreement, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

7.7    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are for convenience of reference and not part of the provisions hereof and shall have no force and effect.

7.8    Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and on behalf of the Company.

7.9    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the Commonwealth of Pennsylvania, other than the conflict of law provisions thereof, shall be the controlling laws in all matters relating to this Agreement.

7.10    Section 409A.

(a)    General. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, that (1) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (2) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (3) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (4) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Execution Date).

(c)    Payment Date; Delay of Payments. For payments not considered to be deferred compensation or not paid to a “specified employee”, as hereinafter described, the “Payment Date” shall be, and such amounts shall be paid within, thirty (30) days of the Effective Date of Termination; provided that if such period spans two calendar years payment will be made in the second calendar year. Notwithstanding anything herein to the contrary, if any amounts payable or benefits to be provided to the Executive constitute deferred compensation within the meaning of Section 409A of the Code, (1) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Effective Date of Termination), the Payment Date for amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the Effective Date of Termination on account of the Executive’s separation from service shall instead be paid, with interest (based on the rate in effect for the month in which the Executive’s separation from service occurs), on the first business day of the seventh month following the Effective Date of Termination; or (2) if the Executive dies following the Effective Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death; provided, further, if Executive’s employment was terminated prior to a Change in Control, the Payment Date shall be the date of the 409A Change in Control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

EXECUTIVE:

[NAME]

Address: